Exhibit 10.1

MOODY’S CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1

NAME, PURPOSE AND EFFECTIVE DATE

1.1. Name and Purpose of Plan. The name of the Plan is the Moody’s Corporation Change in Control Severance Plan (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain executive officers and key employees of Moody’s Corporation upon certain change in control events of Moody’s Corporation.

1.2. Effective Date. The effective date of the Plan is December 14, 2010 (the “Effective Date”). The compensation and benefits payable under the Plan are payable upon Change in Control events that occur after the effective date of the Plan.

1.3. ERISA Status. The Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1. “Base Salary” means the annual base salary payable to an Eligible Individual at the time of a Change in Control or a Termination Date, whichever is greater.

2.2. “Board” means the Board of Directors of Moody’s Corporation.

2.3. “Cause” means (a) willful malfeasance or willful misconduct by the Eligible Individual in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Individual reports or the Board, (c) failure by the Eligible Individual to observe material policies of the Company applicable to the Eligible Individual or (d) the commission by an Eligible Individual of (i) any felony or (ii) any misdemeanor involving moral turpitude.

2.4. “Change in Control” means the occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s

Corporation occurs on either of the following dates: (a) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (b) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.

2.5. “Code” means the Internal Revenue Code of 1986, as amended.

2.6. “Committee” means the Governance and Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

2.7. “Company” means Moody’s Corporation and its subsidiaries.

2.8. “Disability” means the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether an Eligible Individual has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. An Eligible Individual shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

2.9. “Eligible Individual” means an executive officers or other key employees of Moody’s Corporation or any of its subsidiaries who has been designated by the Committee as eligible to participate in the Plan.

2.10. “Good Reason” means, without the Eligible Individual’s consent (a) a material reduction in the position or responsibilities of the Eligible Individual; (b) a reduction in the Eligible Individual’s Base Salary; or (c) a relocation of the Eligible Individual’s primary work location to a distance of more than fifty (50) miles from its location as of the date of a Change in Control.

2.11. “Involuntary Termination” means any termination of an Eligible Individual’s employment with the Company (or its successor) (a) by the Company (or its successor) for any reason other than Cause or the Eligible Individual’s death or Disability or (ii) by the Eligible Individual with Good Reason.

2.12. “Target Bonus” means an Eligible Individual’s target annual bonus under the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan or any similar or successor plan for the year in which the Change in Control occurs or the year in which a Termination Date occurs, whichever is greater.

2.13. “Termination Date” means (a) for purposes of termination for Good Reason, the date that the Eligible Individual timely submits his or her written notice of resignation to the Company and (b) for purposes of any other Involuntary Termination, the date the Company delivers written notice of termination to the Eligible Individual.

ARTICLE 3

ELIGIBILITY AND BENEFITS

3.1. Eligible Individuals. Executive officers of the Company with the titles of Senior Vice President or above at the time of a Change in Control and any other individuals selected by the Committee for participation in the Plan are eligible for benefits under the Plan (the “Eligible Individuals”).

3.2. Protection Period. The Company will provide the benefits described in this Article 3 to an Eligible Individual whose employment with the Company terminates in an Involuntary Termination that occurs within the ninety-day period preceding or two-year period following a Change in Control (the “Protection Period”).

3.3. Severance Benefits. In the event that an Eligible Individual’s employment with the Company is terminated as a result of an Involuntary Termination during the Protection Period, the Eligible Individual shall be entitled to the following payments and benefits under the Plan (subject to the terms and conditions hereof, including Section 3.4, 3.5 and 3.6):

(a) payment of any accrued, but unpaid Base Salary through the Termination Date, payable within five (5) days following the Termination Date or sooner if required by applicable law;

(b) payment of any accrued, but unused vacation time, payable within five (5) days following the Termination Date or sooner if required by applicable law;

(c) a lump sum equal to two (2) times the sum of the Eligible Individual’s Base Salary and Target Bonus (except for the chief executive officer, who will receive three (3) times the sum of his Base Salary and Target Bonus), payable within thirty (30) days following the Termination Date,

(d) for either two (2) years following the Eligible Individual’s last day of employment (or three (3) years, for the chief executive officer), the Eligible Individual and his or her eligible dependents shall be entitled to continue to participate in any medical and dental insurance plans generally available to the senior management of the Company, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Company, including any cost-sharing provisions, with such continued participation to cease if the Eligible Individual becomes eligible to obtain coverage under medical and/or dental insurance plans of a subsequent employer; and

(e) any amount or benefit arising from the Eligible Individual’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan, the 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan and/or award agreements issued thereunder), which amounts and benefits shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

3.4. Conditions to Severance Benefits. In order to be eligible to receive benefits under the Plan, the Eligible Individual must execute a general waiver and release, which includes certain representations and covenants by the Eligible Individual, in a form provided by the Company, and such general waiver and release must become effective and irrevocable in accordance with its terms prior to the payment of any benefits set forth in Section 3.3(c) or (d). The Company, in its sole discretion, may modify its form of the required general waiver and release contained to comply with applicable law and will determine the form of the required waiver and general release.

3.5. Competition. Notwithstanding any other provision of the Plan to the contrary, (i) no benefits or no further benefits, as the case may be, shall be provided to a Participant under Section 3.3(c) and/or Section 3.3(d), and (ii) a Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total after-tax amount (as determined by the Committee) of any payments theretofore paid to the Participant under Section 3.3(c), if the Committee reasonably determines that such Participant has, within two years following the Participant’s Termination Date:

(a) to the detriment of the Company, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other corporation, firm, association, or organization (other than an investment interest of less than one percent (1%) in a publicly-owned company or organization), the business of which is in direct competition with any business of the Company; or

(b) to the detriment of the Company, directly or indirectly competed with the Company as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Participant has been primarily engaged on behalf of the Company or in which he has considerable knowledge as a result of his employment by the Company, either for his own benefit or with any person other than the Company, without the prior written consent of the Committee.

3.6. Solicitation. Notwithstanding any other provision of the Plan to the contrary, (i) no benefits or no further benefits, as the case may be, shall be provided to a Participant under Section 3.3(c) and/or Section 3.3(d), and (ii) a Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total after-tax amount (as determined by the Committee) of any payments theretofore paid to the Participant under Section 3.3(c), if the Committee reasonably determines that such Participant (or a company or entity the Participant controls or manages) has, within two years following the Participant’s Termination Date (A) recruited or solicited one or more customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company, (B) recruited or solicited or aided in the recruitment or solicitation of any employee of the Company to terminate his employment with the Company and become an employee of any business entity or (C) recruited or solicited or aided in the recruitment or solicitation for employment any former employee of the Company who was an employee of the Company during the period starting one year prior to the date of a Participant’s termination of employment and ending one year after the date of the Participant’s termination of employment. For purposes of this Section 3.6, the term “customer” means any party who is or was a customer of the Company during the time period beginning two years prior to the date of the Participant’s termination of employment and ending two years after the date of the Participant’s termination of employment.

3.7. Enforcement. Each Participant agrees, as a condition to receipt of any benefits under this Plan, that the restrictions set forth in Sections 3.5 and 3.6 are reasonable in all respects and are necessary for the protection of the goodwill, confidential information and other legitimate interests of the Company. In recognition of the fact that were a Participant to breach any of the covenants contained in Sections 3.5 and 3.6 the damage to the Company would be irreparable, each Participant therefore agrees, as a condition to receipt of any benefits under this Plan, that the Company, in addition to any other remedies available to it under Sections 3.5 and/or 3.6, shall be entitled to injunctive relief against any breach or threatened breach by a Participant of any of such covenants, without having to post bond. In the event that the provisions of Sections 3.5 and/or 3.6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

3.8. Tax Effect of Payments.

(a) In the event that any benefits payable to an Eligible Individual pursuant to the Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3.8(a) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Individual’s Payments hereunder shall be either (x) provided to the Eligible Individual in full, or (y) provided to the Eligible Individual as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Individual, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that the payments and/or benefits are to be reduced pursuant to this Section 3.8(a), such payments and benefits shall be reduced such that the reduction of compensation to be provided to the Eligible Individual as a result of this Section 3.8(a) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Company and the Eligible Individual otherwise agree in writing, any determination required under this Section 3.8(a) shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.8(a).

(b) Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Individual who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Termination Date or (ii) the date of the Eligible Individual’s death.

ARTICLE 4

CLAIM FOR BENEFITS UNDER THE PLAN

4.1. Claims for Benefits under the Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Company. If an Eligible Individual believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the individual, and (3) shall contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim shall be deemed denied and the claimant shall be permitted to exercise his rights to review pursuant to Section 9.02 and 9.03.

4.2. Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

4.3. Disposition of Claim. The Committee shall deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period shall be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.

4.4. Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.

ARTICLE 5

MISCELLANEOUS

5.1. Administration. The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select the Eligible Individuals to be eligible for benefits under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may delegate to one or more employees of the Company the authority to take actions on its behalf pursuant to the Plan.

5.2. Termination; Amendments. The Plan shall have an initial term of two years, which shall be automatically extended by one year beginning on the first anniversary of the Effective Date and on each anniversary thereafter, unless the Board or the Committee provides notice to all Eligible Individuals that the term will not be renewed beyond the then existing expiration date. The Plan with respect to all Eligible Individuals or any particular Eligible Individual may be terminated or amended by the Board or the Committee; provided that a termination or any amendment that reduces the benefits to the Eligible Individual provided hereunder or otherwise adversely affects the rights of the Eligible Individual, without the Eligible Individual’s prior written consent: (i) may only be approved after the completion of the initial two year term and prior to a Change of Control, and (ii) may not be effected prior to the provision of twenty-four months’ advance notice thereof to the Eligible Individual. Termination or amendment of the Plan shall not affect any obligation of the Company under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment.

5.3. Successors. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Moody’s Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of Moody’s Corporation shall be obligated under the Plan in the same manner and to the same extent as Moody’s Corporation would be required to perform it in the absence of a succession. The Plan and all rights of the Eligible Individual hereunder shall inure to the benefit of, and be enforceable by, the Eligible Individual’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.4. Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any unsecured general creditor of the Company.

5.5. Notice of Address. Each Eligible Individual entitled to benefits under the Plan must file with the Company, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Individual at such address shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Company to search for or to ascertain the location of such Eligible Individual.

5.6. Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

5.7. Choice of Law. The Plan shall be construed, regulated and administered under the laws of the State of Delaware (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.

5.8. Withholding. All payments under the Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

5.9. No Implied Employment Contract. The Plan is not an employment contract. Nothing in the Plan or any other instrument executed pursuant to the Plan shall confer upon an Eligible Individual any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Individual’s employment at any time for any reason.

5.10. No Assignment. The rights of an Eligible Individual to payments or benefits under the Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this section shall be void.

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